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AAMES FINANCIAL CORPORATION
COMPUTATION OF THE RATIO OF COMBINED FIXED CHARGES AND
PREFERENCE DIVIDENDS TO EARNINGS
(DOLLARS IN THOUSANDS)

EXHIBIT 12

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                                                         SIX MONTHS ENDED                            YEAR ENDED
                                                           DECEMBER 31,                               JUNE 30,
                                                        ------------------    ----------------------------------------------------
                                                          2000      1999        2000        1999        1998      1997      1996
                                                        -------   --------    --------    ---------    -------   -------   -------
COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS:
Interest expense                                        $28,590   $ 26,434    $  52,339    $  44,089    $43,982   $33,105   $ 9,348
Amortization of capitalized debt
  issuance expenses                                       4,273      3,398        6,964        3,285      1,527     1,078       325
Preferred stock dividend accrual                          6,416      3,580        8,117        1,937        -         -         -
Tax effect (1 minus effective tax rate during period)     0.660      1.043        1.028        0.891        -         -         -
                                                        -------   --------    ---------    ---------    -------   -------   -------
Preference security dividend (1)                          9,721      3,432        7,896        2,174        -         -         -
                                                        -------   --------    ---------    ---------    -------   -------   -------

COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS         $42,584   $ 33,264    $  67,199    $  49,548    $45,509   $34,183   $ 9,673
                                                        =======   ========    =========    =========    =======   =======   =======
EARNINGS (LOSS):
Income (loss) before tax provision (benefit)            $ 2,265   $(44,980)   $(119,003)   $(278,149)   $52,806   $ 9,460   $38,887
Plus: Fixed charges                                      42,584     33,264       67,199       49,548     45,509    34,183     9,673
Less: Preference security dividend                        9,721      3,432        7,896        2,174        -         -
                                                        -------   --------    ---------    ---------    -------   -------   -------

EARNINGS (LOSS)                                         $35,128   $(15,148)   $ (59,700)   $(230,775)   $98,315   $43,643   $48,560
                                                        =======   ========    =========    =========    =======   =======   =======
RATIO OF COMBINED FIXED CHARGES
    AND PREFERENCE DIVIDENDS TO EARNINGS (LOSS)            1.21      (2.20)       (1.13)       (0.21)      0.46      0.78      0.20
                                                        =======   ========    =========    =========    =======   =======   =======
ADDITIONAL EARNINGS REQUIRED TO MEET COMBINED
    FIXED CHARGES AND PREFERENCE DIVIDENDS              $ 7,456   $ 48,412    $ 126,899    $ 280,323    $   -     $   -     $   -
                                                        =======   ========    =========    =========    =======   =======   =======
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(1)    Preference security dividend is computed by dividing the actual dividend accrual by 1 minus the effective tax rate applicable to continuing operations in the period shown.